Exhibit 10.23

KINIKSA PHARMACEUTICALS, LTD.
2018 INCENTIVE AWARD PLAN

SUB-PLAN FOR UK EMPLOYEES

1.                                      Purpose

Pursuant to the powers granted by the Administrator in Section 10.5 of the Kiniksa Pharmaceuticals, Ltd. 2018 Incentive Award Plan (as it may be amended or restated from time to time, the “Plan”), the Administrator has adopted this Sub-Plan (the “Sub-Plan”). The purpose of the Sub-Plan is to promote the success and enhance the value of Kiniksa Pharmaceuticals, Ltd. (the “Company”), by linking the individual interests of Employees, to those of Company shareholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company shareholders. The Sub-Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Employees upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.  Only Employees may receive Awards under the Sub-Plan.

2.                                      Definitions, Construction and Eligibility

(a)                                 Capitalized terms used in the Sub-Plan which are not defined herein shall have the meaning given in the Plan, and where the context requires any references to the “Plan” in those definitions shall be a reference to the Sub-Plan.  The singular pronoun shall include the plural where the context so indicates.

(b)                                 In the event of a conflict between the terms of the Sub-Plan and the Plan with respect to Awards granted to Employees based in the United Kingdom under the Sub-Plan, the terms of the Sub-Plan will control.

2.1                               Definitions

Wherever the following terms are: (i) used in the Sub-Plan; or (ii) used in the Plan but apply to Awards made under the Sub-Plan, they shall have the meanings specified below, unless the context clearly indicates otherwise:

(c)                                  “Award” means, individually, or collectively, a grant under the Sub-Plan of an option, a Share Appreciation Right, a Restricted Share award, a Restricted Share award or an Other Share or Cash Based Award;

(d)                                 “Service Provider” shall mean any person who is an Employee.

2.2                               Eligibility

The Sub-Plan forms the rules of the employee share scheme applicable to Awards made under the Sub-Plan to Employees of the Company and any Subsidiaries based in the United Kingdom or in any other jurisdiction at the discretion of the Administrator.  Other Service Providers who are not Employees (such as Consultants and non-employee Directors) are not eligible to receive Awards and become Participants under this Sub-Plan.  References to the phrase

“Service Provider” shall be interpreted as referring only to Employees when that phrase in the Plan is used in the context of the Sub-Plan and Awards granted to Employees under this Sub-Plan.

3.                                      Administration and Delegation

The provisions of Article 3 of the Plan shall apply to this Sub-Plan as if references to the Plan are references to the Sub-Plan.

4.                                      Shares Available for Awards

(a)                                 The provisions of Article 4 of the Plan shall apply to this Sub-Plan as if references to the Plan are references to the Sub-Plan.

(b)                                 The aggregate number of Shares which may be issued or transferred pursuant to Awards under the Sub-Plan, when taken together with the number of Shares which may be issued or transferred pursuant to Awards under the Plan or any other sub-plan, shall not exceed the limits specified by Article 4 of the Plan, as amended from time to time.

5.                                      Share Options and Share Appreciation Rights

(a)                                 Except as set out below, the provisions of Article 5 of the Plan shall apply to this Sub-Plan as if references to the Plan are references to the Sub-Plan.

(b)                                 Unless otherwise determined appropriate by the Administrator, any Option granted under this Sub-Plan shall be a Non-Qualified Stock Option.

6.                                      Restricted Shares; Restricted Share Units

The provisions of Article 6 of the Plan shall apply to this Sub-Plan as if references to the Plan are references to the Sub-Plan.  On request by the Company, Participants tax resident in the United Kingdom will be required to make an election under Section 431 of Chapter 2 Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”) pursuant to which, for the relevant tax purposes, the market value of the Shares acquired will be calculated as if the Shares were not restricted.  Participants tax resident in other jurisdictions may be required to make equivalent elections appropriate to their jurisdictions.

7.                                      Other Share or Cash Based Awards

The provisions of Article 7 of the Plan shall apply to this Sub-Plan as if references to the Plan are references to the Sub-Plan.

8.                                      Adjustments For Changes In Common Shares And Certain Other Events

The provisions of Article 8 of the Plan shall apply to this Sub-Plan as if references to the Plan are references to the Sub-Plan.

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9.                                      General Provisions Applicable To Awards

(a)                                 Except as set out below, the provisions of Article 9 of the Plan shall apply to this Sub-Plan as if references to the Plan are references to the Sub-Plan.

(b)                                 Section 9.5 of the Plan shall be amended so that the terms “taxes required by law to be withheld” and any similar phrases relating to tax obligations or tax liability when used in Section 9.5 shall include income tax, employee’s National Insurance contributions and (at the discretion of the Company) employer’s National Insurance contributions or other similar taxes arising in any jurisdiction (any a “Tax Liability”). The Participant will indemnify and keep indemnified the Company and his/her employing company, if different, from and against any liability for or obligation to pay any Tax Liability arising in consequence of any Award.

10.                               Miscellaneous

(a)                                 Except as set out below, the provisions of Article 10 of the Plan shall apply to this Sub-Plan as if references to the Plan are references to the Sub-Plan.

(b)                                 The following language set out below is in addition to the terms of Article 10:

“Neither the Sub-Plan nor any Award made under the Sub-Plan shall give the Participant any rights to compensation or damages including for any loss or potential loss that the Participant may suffer by reason of being unable to exercise any Option or forfeiting any Award or Shares as a result of the termination of the Sub-Plan, the lapsing or termination of an Award or the Participant’s Termination of Service including where any Termination of Service is subsequently held to be wrongful or unfair.”

(c)                                  The following language set out below shall replace Section 10.9:

“The Company and all its Subsidiaries may transfer, collect, use, process or disclose, in electronic or other form, such information to third parties, including where they are situated outside the European Economic Area in countries where the level of data protection may not be as high as in the Participant’s country of residence, in the event that such disclosure is in their view required for the performance of their obligations under the Plan. The Company and all Group Companies shall ensure that such collection, use, processing and transfers are made in accordance with the EU General Data Protection Regulation and other applicable data protection laws in any other jurisdiction.”

11.                               Definitions

(a)                                 Except as set out below, the provisions of Article 11 of the Plan shall apply to this Sub-Plan as if references to the Plan are references to the Sub-Plan.

(b)                                 Section 11.12 (“Consultant”) shall not apply to this Sub-Plan.

(c)                                  Section 11.38, (“Service Provider”) shall mean an Employee.

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KINIKSA PHARMACEUTICALS, LTD.
2018 INCENTIVE AWARD PLAN UK SUB-PLAN

SHARE OPTION GRANT NOTICE FOR UK PARTICIPANTS

Capitalized terms not specifically defined in this Share Option Grant Notice for UK participants (the “Grant Notice”) have the meanings given to them in the 2018 Incentive Award Plan UK Sub-Plan (the “UK Sub-Plan”) of Kiniksa Pharmaceuticals, Ltd. (the “Company”), which incorporates terms from the Company’s 2018 Incentive Award Plan (the “Plan”).

The Company has granted to the participant listed below (“Participant”) the share option described in this Grant Notice (the “Option”), subject to the terms and conditions of the UK Sub-Plan and the Share Option Agreement attached as Exhibit A (the “UK Option Agreement”), both of which are incorporated into this Grant Notice by reference.

Participant:

Grant Date:

Exercise Price per Share:

Shares Subject to the Option:

Final Expiration Date:

Vesting Commencement Date:

Vesting Schedule:	[To be specified in individual award agreements]

Type of Option	[Incentive Stock Option/Non-Qualified Stock Option]

By Participant’s signature below, Participant agrees to be bound by the terms of this Grant Notice, the UK Sub-Plan and the UK Option Agreement.  Participant has reviewed the UK Sub-Plan, this Grant Notice and the UK Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the UK Sub-Plan, this Grant Notice and the UK Option Agreement.  Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the UK Sub-Plan, this Grant Notice or the UK Option Agreement.

KINIKSA PHARMACEUTICALS, LTD.	PARTICIPANT

By:

Name:	[Participant Name]

Title:

Exhibit A

SHARE OPTION AGREEMENT FOR UK PARTICIPANTS

Capitalized terms not specifically defined in this UK Option Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the UK Sub-Plan.

ARTICLE I.
GENERAL

1.1                               Grant of Option.  The Company has granted to Participant the Option effective as of the grant date set forth in the Grant Notice (the “Grant Date”).

1.2                               Incorporation of Terms of UK Sub-Plan.  The Option is subject to the terms and conditions set forth in this UK Option Agreement and the UK Sub-Plan, which is incorporated herein by reference.  In the event of any inconsistency between the UK Sub-Plan and this UK Option Agreement, the terms of the UK Option Agreement will control.

ARTICLE II.
PERIOD OF EXERCISABILITY

2.1                               Commencement of Exercisability.  The Option will vest and become exercisable according to the vesting schedule in the Grant Notice (the “Vesting Schedule”) except that any fraction of a Share as to which the Option would be vested or exercisable will be accumulated and will vest and become exercisable only when a whole Share has accumulated. In addition, if a Change in Control occurs (i) any outstanding portion of the Option that is not assumed, continued converted, replaced or substituted with a substantially similar award by the Company or a successor entity or its parent or subsidiary in the Change in Control (an “Assumption”) will be accelerated and will become vested and exercisable in full as of immediately prior to the occurrence of the Change in Control, and (ii) following an Assumption, if Participant’s employment with the Surviving Entity is terminated by the Surviving Entity without Cause within 12 months following the Change in Control, any outstanding portion of the Option will be accelerated and will become vested and exercisable in full as of immediately prior to Participant’s employment termination.  Notwithstanding anything in the Grant Notice, the UK Sub-Plan or this UK Option Agreement to the contrary, unless the Administrator otherwise determines, the Option will immediately expire and be forfeited as to any portion that is not vested and exercisable as of the Participant’s Termination of Service for any reason.

2.2                               Duration of Exercisability.  The Vesting Schedule is cumulative.  Any portion of the Option which vests and becomes exercisable will remain vested and exercisable until the Option expires.  The Option will be forfeited immediately upon its expiration.

2.3                               Expiration of Option.  The Option may not be exercised to any extent by anyone after, and will expire on, the first of the following to occur:

(a)                                 The final expiration date in the Grant Notice;

(b)                                 Except as the Administrator may otherwise approve, the expiration of three (3) months from the date of Participant’s Termination of Service, unless Participant’s Termination of Service is for Cause or by reason of Participant’s death or Disability;

(c)                                  Except as the Administrator may otherwise approve, the expiration of one (1) year from the date of Participant’s Termination of Service by reason of Participant’s death or Disability; and

(d)                                 Except as the Administrator may otherwise approve, Participant’s Termination of Service for Cause.

ARTICLE III.
EXERCISE OF OPTION

3.1                               Person Eligible to Exercise.  During Participant’s lifetime, only Participant may exercise the Option.  After Participant’s death, any exercisable portion of the Option may, prior to the time the Option expires, be exercised by Participant’s Designated Beneficiary according to the procedures in the UK Sub-Plan.

3.2                               Partial Exercise.  Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised, in whole or in part, according to the procedures in the UK Sub-Plan at any time prior to the time the Option or portion thereof expires, except that the Option may only be exercised for whole Shares.

3.3                               3.3                               UK Tax Obligations.

(a)                                 Tax Indemnity.  Participant agrees to indemnify and keep indemnified the Company and his/her employing company (“Employer”), if different, from and against any liability for or obligation to pay any Tax Liability (a “Tax Liability” being any liability for income tax, employee’s National Insurance contributions and (at the discretion of the Company) employer’s National Insurance Contributions (or other similar obligations to pay tax and social security wherever in the world arising)) that is attributable to: (1) the grant or exercise of, or any benefit derived by Participant from, the Option or the Shares which are the subject of the Option; (2) the transfer or issue of Shares to Participant on satisfaction of the Option or any other benefit on exercise of the Option; (3) any restrictions applicable to the Shares held by the Participant ceasing to apply to those shares; or (4) the disposal of any Shares.

(b)                                 Tax Liability.  The Option cannot be exercised until Participant has made such arrangements as the Company may require for the satisfaction of any Tax Liability that may arise in connection with the exercise of the Option and/or the acquisition of the Shares by the Participant.  The Company shall not be required to issue, allot or transfer Shares until Participant has satisfied this obligation.

(c)                                  Election.  Participant undertakes that, upon request by the Company, he/she will (on or within 14 days of acquiring the Shares) join with his/her Employer in electing, pursuant to Section  431(1) of the Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”)  that, for relevant tax purposes, the market value of the Shares acquired on exercise of the Option on any occasion will be calculated as if the Shares were not restricted and Sections 425 to 430 (inclusive) of ITEPA are not to apply to such Shares.

(d)                                 The Company has the right and option, but not the obligation, to treat Participant’s failure to provide timely payment in accordance with the UK Sub-Plan of any withholding tax arising in connection with the Option as Participant’s election to satisfy all or any portion of the withholding tax by requesting the Company repurchase Shares otherwise issuable under the Option limited to the number of Shares which have an aggregate Fair Market Value on the date of repurchase necessary to pay the aggregate amount of Tax Liability.

(e)                                  Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the Option, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the Option.  Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or exercise of the Option or the subsequent sale of

Shares.  The Company and the Subsidiaries do not commit and are under no obligation to structure the Option to reduce or eliminate Participant’s Tax Liability.

ARTICLE IV.
OTHER PROVISIONS

4.1                               Adjustments.  Participant acknowledges that the Option is subject to adjustment, modification and termination in certain events as provided in this UK Option Agreement and the UK Sub-Plan.

4.2                               Notices.  Any notice to be given under the terms of this UK Option Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address or facsimile number.  Any notice to be given under the terms of this UK Option Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the person entitled to exercise the Option) at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files.  By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party.  Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.

4.3                               Titles.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this UK Option Agreement.

4.4                               Conformity to Securities Laws.  Participant acknowledges that the UK Sub-Plan, the Grant Notice and this UK Option Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.

4.5                               Successors and Assigns.  The Company may assign any of its rights under this UK Option Agreement to single or multiple assignees, and this UK Option Agreement will inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer set forth in the UK Sub-Plan, this UK Option Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

4.6                               Limitations Applicable to Section 16 Persons.  Notwithstanding any other provision of the UK Sub-Plan or this UK Option Agreement, if Participant is subject to Section 16 of the Exchange Act, the UK Sub-Plan, the Grant Notice, this UK Option Agreement and the Option will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule.  To the extent Applicable Laws permit, this UK Option Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

4.7                               Entire Agreement.  The UK Sub-Plan, the Grant Notice and this UK Option Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

4.8                               Agreement Severable.  In the event that any provision of the Grant Notice or this UK Option Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this UK Option Agreement.

4.9                               Limitation on Participant’s Rights.  Participation in the UK Sub-Plan confers no rights or interests other than as herein provided.  This UK Option Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust.  Neither the UK Sub-Plan nor any underlying program, in and of itself, has any assets.  Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Option, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to the Option, as and when exercised pursuant to the terms hereof.

4.10                        Not a Contract of Employment.  Nothing in the UK Sub-Plan, the Grant Notice or this UK Option Agreement confers upon Participant any right to continue in the employ of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

4.11                        Counterparts.  The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.

4.12                        Incentive Stock Options.  If the Option is designated as an Incentive Stock Option:

(a)                                 Participant acknowledges that to the extent the aggregate fair market value of shares (determined as of the time the option with respect to the shares is granted) with respect to which share options intended to qualify as “incentive stock options” under Section 422 of the Code, including the Option, are exercisable for the first time by Participant during any calendar year exceeds $100,000 or if for any other reason such share options do not qualify or cease to qualify for treatment as “incentive stock options” under Section 422 of the Code, such share options (including the Option) will be treated as non-qualified share options.  Participant further acknowledges that the rule set forth in the preceding sentence will be applied by taking the Option and other share options into account in the order in which they were granted, as determined under Section 422(d) of the Code.  Participant acknowledges that amendments or modifications made to the Option pursuant to the UK Sub-Plan that would cause the Option to become a Non-Qualified Stock Option will not materially or adversely affect Participant’s rights under the Option, and that any such amendment or modification shall not require Participant’s consent.  Participant also acknowledges that if the Option is exercised more than three (3) months after Participant’s Termination of Service as an Employee, other than by reason of death or disability, the Option will be taxed as a Non-Qualified Stock Option.

(b)                                 Participant will give prompt written notice to the Company of any disposition or other transfer of any Shares acquired under this UK Option Agreement if such disposition or other transfer is made (a) within two (2) years from the Grant Date or (b) within one (1) year after the transfer of such Shares to Participant.  Such notice will specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by Participant in such disposition or other transfer.

4.13                        Data Protection.  The Company and all its Subsidiaries may transfer, collect, use, process or disclose, in electronic or other form, such information to third parties, including where they are situated outside the European Economic Area in countries where the level of data protection may not be as high as in the Participant’s country of residence, in the event that such disclosure is in their view required for the performance of their obligations under the Plan. The Company and all Group Companies shall ensure that such collection, use, processing and transfers are made in accordance with the EU General Data Protection Regulation and other applicable data protection laws in any other jurisdiction.

4.14                        Acknowledgement.  Participant acknowledges that neither this UK Option Agreement nor the UK Sub-Plan has been issued, nor has it been approved by, an authorised person within the meaning of the Financial Services and Markets Act 2000 of the United Kingdom and is being directed at the Participant because the offer to which this UK Option Agreement and the UK Sub-Plan relate has been determined as having regard to the Participant’s circumstances as an employee of the Company. This UK Option Agreement is strictly confidential and is not for distribution to, and may not be acted upon by, any other person other than the person to whom it has been specifically addressed.

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